December 18, 2017

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI  53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated August 21, 2012 regarding the sale of Institutional Class and Investor Class shares of the Fiera Capital STRONG Nations Currency Fund (formerly, the Samson STRONG Nations Currency Fund), a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.